Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of the 6th day of May, 2004 (the “Effective Date”) by and between NTL Incorporated, a Delaware corporation (the “Company”), and Simon Duffy (the “Executive”).

WHEREAS, the Company and the Executive have entered into an employment agreement, made as of March 19, 2003 (the “Existing Agreement”); and

WHEREAS, on August 15, 2003, the Executive became Chief Executive Officer of the Company; and

WHEREAS, the parties intend that (i) the Executive will reside in the United Kingdom and perform duties on behalf of the consolidated enterprise as its President and Chief Executive Officer while present in the United Kingdom, particularly with regard to the United Kingdom businesses, and (ii) he will also travel to the United States where he will perform duties on behalf of the Company as its President and Chief Executive Officer, in each case upon the terms and conditions of this Agreement; and

WHEREAS, the Company and the Executive wish to enter into a new employment agreement superseding the Existing Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.                                       Effectiveness.  This Agreement shall become effective as of the Effective Date.

2.                                       Employment Term.

(a)                                  The term of the Executive’s employment pursuant to this Agreement shall commence on January 16, 2004 and shall end on January 15, 2007, unless the employment terminates earlier pursuant to Section 7 of this Agreement (the “Employment Term”).  The Employment Term may be extended by mutual agreement of the Company and the Executive, provided that the Company shall give the Executive at least 60 days’ notice prior to January 15, 2007 if it does not intend to seek an extension of the Employment Term.  Failure to provide such notice shall not constitute a Termination Without Cause or Constructive Termination Without Cause.  The Executive’s period of continuous employment for statutory purposes commenced on March 31, 2003.

(b)                                 Title; Duties.  The Executive shall serve as the Company’s Chief Executive Officer.  He shall perform such duties, services and responsibilities as are reasonably requested from time to time by the Board of Directors of the Company (the “Board”) and as are normal and customary for the Chief Executive Officer position on behalf of the Company and the Company Affiliated Group (as hereinafter defined), recognizing for this purpose that the Company’s current Chairman of the Board, James L. Mooney,  is an employee of the Company and performs significant management services with respect to the Company.  The Executive will report to the Board.  During the Employment Term, the Executive shall be based in the United Kingdom but shall undertake such overseas travel as is necessary for the proper performance of his duties hereunder.

During the Employment Term, the Executive shall devote substantially all of his time to the performance of the Executive’s duties hereunder.  During the Employment Term, the Executive will not, without the prior written approval of the Board, engage in any other business activity which interferes in any material respect with the performance of the Executive’s duties hereunder or which is in violation of written policies established from time to time by the Company.  Nothing contained in this Agreement shall preclude the Executive from devoting a reasonable amount of time and attention during the Employment Term to (i) serving as a non-executive director, trustee or member of a committee of up to two for-profit organizations; (ii) engaging in charitable and community activities; and (iii) managing personal and family investments and affairs, so long as any activities of the Executive which are within the scope of clause (i), (ii) or (iii) of this Section 2(b) do not interfere in any material respect with the performance of the Executive’s duties hereunder.

3.                                       Monetary Remuneration.

(a)                                  Base Salary.  During the Employment Term, in consideration of the performance by the Executive of the Executive’s obligations hereunder to the Company and its parents, subsidiaries, associated and affiliated companies and joint ventures (collectively, the “Company Affiliated Group”) in any capacity (including any services as an officer, director, employee, member of any Board committee or management committee or otherwise), the Company shall cause to be paid to the Executive an annual salary of £500,000 (the “Base Salary”), which shall accrue on a daily basis.  The Base Salary shall be payable in accordance with normal payroll practices in effect from time to time for senior management.  The Executive shall receive no additional compensation for services that he provides to the Company Affiliated Group other than as set forth herein.

(b)                                 Annual Cash Bonus.  During each fiscal year of the Company that the Employment Term is in effect, the Executive shall be eligible to earn a cash bonus in the sole discretion of the Board (the “Annual Cash Bonus”).  For the fiscal year ending December 31, 2004, the Executive shall participate in the NTL Group 2004 Bonus Scheme with bonus eligibility of 100% of the Base Salary payable if the “target” performance is achieved, and up to a maximum bonus of 200% of the Base Salary if the “target” is exceeded.

(c)                                  Signing Bonus.  As soon as practicable after the Effective Date, the Company shall cause to be paid to the Executive a lump sum payment (representing (1) a retroactive salary increase effective August 15, 2003 from £385,000 to £500,000 and (2) and a pro-rata increase of the Executive’s 2003 bonus) of £153,542 (with £32,841 thereof to be paid in shares of common stock).

4.                                       Equity-Based Compensation.

On the day following the Company’s 2004 regularly scheduled annual meeting, the Company and the Executive shall enter into the Stock Option Agreement substantially in the form attached hereto as Exhibit A.

5.                                       Benefits.

(a)                                  During the Employment Term, the Executive shall be entitled to participate in all of the employee benefit plans, programs, policies and arrangements

(including fringe benefit and executive perquisite programs and policies) made available by the Company Affiliated Group to, or for the benefit of, its executive officers in accordance with the terms thereof as they may be in effect from time to time, in so far as such benefits are capable of being provided in the United Kingdom.

(b)                                 Reimbursement of Expenses.  During the Employment Term, the Company shall cause the Executive to be reimbursed for all reasonable business expenses incurred by the Executive in carrying out the Executive’s duties, services and responsibilities under this Agreement, so long as the Executive complies with the general procedures of the Company Affiliated Group for submission of expense reports, receipts or similar documentation of such expenses applicable to senior management generally.

(c)                                  Car Allowance.  For each full twelve month period during the Employment Term, the Company shall cause to be paid to the Executive £10,620 as a car allowance.

(d)                                 Pension.  For each full twelve month period during the Employment Term, the Company shall cause a contribution of 20% of Base Salary to be made to an agreed-upon pension scheme, and, to the maximum extent possible, such contribution shall be made to a pension scheme approved by the Inland Revenue.  In addition, to the extent it has not already done so, the Company shall, for the period from April 1, 2003 to the Effective Date, cause a contribution of 20% of base salary to be made to the agreed-upon pension scheme at a rate of annual base salary of £385,000 for the period from April 1, 2003 through August 15, 2003, and at a rate of annual base salary of £500,000 for the period from August 15, 2003 through the Effective Date.  All such contributions shall be subject to the applicable Inland Revenue rules and other applicable law, and, to the extent any such contribution cannot be made to such pension scheme under applicable Inland Revenue rules or applicable law, it shall be made as directed by the Executive.

6.                                       Vacations.  For each full twelve month period during the Employment Term, the Executive shall be entitled, in addition to public and statutory holidays, to 28 days of paid vacation (prorated for any partial calendar year), to be credited and taken in accordance with the policy of the Company Affiliated Group as in effect from time to time for its executive officers.

7.                                       Termination; Severance.

(a)                                  Termination of Employment.  The Company may terminate the employment of the Executive without Cause upon 30 days’ written notice to the Executive (save that the Company will not terminate the Executive’s employment on ill health grounds where any entitlement to or benefit of a permanent health scheme would be forfeited by reason of such termination).  The Company may (at its discretion) at any time following the giving of such notice (but not exceeding the length of the notice given) cease to provide work for the Executive in which event during such notice period the other provisions of this Agreement shall continue to have full force and effect but the Executive shall not be entitled to access to any premises of the Company or of any member of the Company Affiliated Group.  In addition, the employment of the Executive shall automatically terminate as of the date on which the Executive dies or (except where such termination would have the effect of forfeiting the Executive’s entitlement to or benefit of a permanent health scheme) is Disabled.  For purposes of this Agreement, the Executive shall be “Disabled” as of any date if, as of such date, the Executive has been unable, due to physical or mental incapacity, to substantially perform the Executive’s duties, services and responsibilities hereunder either for a period of at least 180 consecutive days or for at least 270 days in any consecutive 365-day period, whichever may be applicable.  Upon termination of the Executive’s employment because the Executive dies or is Disabled, the Company shall cause the Executive (or the Executive’s estate, if applicable) to be provided with death or disability benefits (as applicable) pursuant to the plans, programs, policies and arrangements of the Company Affiliated Group as are then in effect with respect to executive officers.  In addition, upon any termination of the Executive’s employment, the Company shall cause to be paid to the Executive any earned but unpaid portion of the Base Salary and Annual Cash Bonus for previous fiscal years.  Immediately following termination of the Executive’s employment for any reason, the Employment Term shall terminate.

(b)                                 Termination Without Cause; Constructive Termination Without Cause.  Upon a Termination Without Cause or a Constructive Termination Without Cause, the Company shall, as soon as practicable following the Executive’s execution and delivery to the Company of the general release of claims set forth in Section 7(f) and following the expiration of any applicable revocation period, cause the Executive to be paid a lump-sum severance payment of cash equal to the product of the Base Salary times

3.  This sum shall be subject to deductions for income tax and national insurance contributions.

(c)                                  Termination upon Non-Renewal of the Employment Term.  If (i) the Employment Term shall expire on January 15, 2007, (ii) the Executive’s employment hereunder shall terminate between January 16, 2007 and January 31, 2007 and such termination is not a termination by the Company for a reason which would constitute Cause or by reason of the Executive having died or becoming Disabled and (iii) the Company has not offered in writing to extend the Employment Term for one year pursuant to a written agreement on substantially the same terms, or terms more favorable to the Executive, as the terms of this Agreement, then the Company shall, as soon as practicable following the Executive’s execution and delivery to the Company of the general release set forth in Section 7(f) and following the expiration of any applicable revocation period, cause the Executive to be paid a lump-sum severance payment of cash equal to the product of the Base Salary times 2, which sum shall be subject to deductions for income tax and national insurance contributions. For avoidance of doubt, during the period contemplated by clause (ii) of the preceding sentence, the Executive shall continue to receive the compensation and employee benefits that he was receiving immediately prior to the expiration of the Employment Term.

(d)                                 Upon a termination of the Executive’s employment by the Company for Cause, or upon termination by the Executive with 30 days’ written notice given to the Company (other than a Constructive Termination Without Cause), the Executive shall be entitled to earned but unpaid Base Salary and benefits through the date of termination, and the Executive shall not be entitled to any other payments or benefits.

(e)                                  Upon any termination of the Executive’s employment other than by the Company for Cause, the Executive and his family shall be entitled to continued medical benefits under (and in accordance with the terms of) the Company’s benefit plans for 1 year from the date of termination.

For purposes of this Agreement:

(i)                                     A “Constructive Termination Without Cause” means a termination of the Executive’s employment during the Employment Term by the Executive following the occurrence of any of the following events without the Executive’s prior consent: (A) failure by the Company to continue the Executive as the Company’s Chief Executive Officer (excluding a promotion) and as a member of the Board; (B) any material diminution in the Executive’s working conditions, responsibilities or authorities; (C) assignment to the Executive of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with his position as described in Section 2(b) hereof, recognizing for this purpose that the Company’s current Chairman of the Board, James L. Mooney,  is an employee of the Company and performs significant management services with respect to the Company; (D) any change that causes the Executive to no longer report to the Board; (E) the failure of the Company to maintain commercially reasonable directors’ and officers’ liability insurance; (F) a material breach by the Company (or any member of the Company Affiliated Group) of a fundamental term of this Agreement; or (G) a Change in

Control occurs and during the period commencing on the date of the Change in Control and ending on the first anniversary thereof the Employment Term is not renewed.  For purposes of this Agreement, a “Change in Control” is defined in Appendix A attached hereto, and incorporated by reference.  The Executive shall give the Company 10 days’ notice of the Executive’s intention to terminate the Executive’s employment and claim that a Constructive Termination Without Cause (as defined in (A), (B), (C), (D), (E), (F) or (G) above) has occurred, and such notice shall describe the facts and circumstances in support of such claim in reasonable detail.  The Company shall have 10 days thereafter to cure such facts and circumstances if possible, failing which the Executive’s employment shall terminate.

(ii)                                  A “Termination Without Cause” means a termination of the Executive’s employment during the Employment Term by the Company other than for Cause.

(iii)                               “Cause” means (x) the Executive is convicted of any criminal offence including fraud or breach of trust; (y) the willful or continued failure of the Executive to perform the Executive’s material duties hereunder (other than as a result of physical or mental illness); and (z) in carrying out the Executive’s duties hereunder, the Executive has engaged in conduct that constitutes gross neglect or willful misconduct, unless the Executive believed in good faith that such conduct was in, or not opposed to, the best interests of the Company and each member of the Company Affiliated Group.  The Company shall give the Executive 10 days’ notice of the Company’s intention to terminate the Executive’s employment and claim that facts and circumstances constituting Cause exist, and such notice shall describe the facts and circumstances in support of such claim.  The Executive shall have 10 days thereafter to cure such facts and circumstances if possible.  If the Board reasonably concludes that the Executive has not cured such facts or circumstances within such time, Cause shall not be deemed to have been established unless and until the Executive has received a hearing before the Board (if promptly requested by the Executive) and a majority of the Board within 10 days of the date of such hearing (if so requested) reasonably confirms the existence of Cause and the termination of the Executive therefor.  The Executive hereby recuses himself from the deliberations and vote of the Board at such subsequent meeting.

(f)                                    Release; Full Satisfaction.  Notwithstanding any other provision of this Agreement, no amount shall become payable under this Section 7 unless and until the Executive executes a general release of claims in form and manner reasonably satisfactory to the Company including where relevant a release of any statutory claims, but excluding (i) any claim for payment or benefits under this Section 7 and (ii) any claim or entitlement with respect to stock options granted to the Executive under the Amended and Restated NTL 2004 Stock Incentive Plan (or any other stock incentive plan of the Company Affiliated Group), and such release has become irrevocable; provided, that the Executive shall not be required to release any indemnification rights.  The payments to be provided to the Executive pursuant to this Section 7 upon termination of the Executive’s employment shall constitute the exclusive payments in the nature of severance or termination pay or salary continuation which shall be due to the Executive upon a termination of employment and shall be in lieu of any other such payments under any plan, program, policy or other arrangement which has heretofore been or shall hereafter be established by any member of the Company Affiliated Group.

(g)                                 Resignation as a Director.  Upon termination of the Executive’s employment for any reason, the Executive shall resign from the Board and from all other boards of, and other positions with, any member of the Company Affiliated Group, as applicable.

(h)                                 Cooperation Following Termination.  Following termination of the Executive’s employment for any reason, the Executive agrees to reasonably cooperate with the Company upon the reasonable request of the Board and to be reasonably available to the Company with respect to matters arising out of the Executive’s services to any member of the Company Affiliated Group.  The Company shall cause the Executive to be reimbursed for, or, at the Executive’s request, cause the Executive to be advanced, expenses reasonably incurred in connection with such matters.

8.                                       Executive’s Representation.  The Executive represents to the Company that the Executive’s execution and performance of this Agreement does not violate any agreement or obligation (whether or not written) that the Executive has with or to any person or entity including, but not limited to, any prior employer.

9.                                       Executive’s Covenants.

(a)                                  Confidentiality.  The Executive agrees and understands that the Executive has been, and in the Executive’s position with the Company the Executive will be, exposed to and receive information relating to the confidential affairs of the Company Affiliated Group, including, but not limited to, technical information, business and marketing plans, strategies, customer (or potential customer) information, other information concerning the products, promotions, development, financing, pricing, technology, inventions, expansion plans, business policies and practices of the Company Affiliated Group, whether or not reduced to tangible form, and other forms of information considered by the Company Affiliated Group to be confidential and in the nature of trade secrets.  The Executive will not knowingly disclose such information, either directly or indirectly, to any person or entity outside the Company Affiliated Group without the prior written consent of the Company; provided, however, that (i) the Executive shall have no obligation under this Section 9(a) with respect to any information that is or becomes publicly known other than as a result of the Executive’s breach of the Executive’s obligations hereunder and (ii) the Executive may (x) disclose such information to the extent he determines that so doing is reasonable or appropriate in the performance of the Executive’s duties or, (y) after giving prior notice to the Company to the extent practicable, under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or by judicial or regulatory process.  Upon termination of the Executive’s employment, the Executive shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive in the course of or otherwise in connection with the Executive’s services to the Company Affiliated Group during or prior to the Employment Term.

(b)                                 Non-Competition and Non-Solicitation.  During the Employment Term and ending on the 12-month anniversary of the termination of the Executive’s employment with the Company, the Executive shall not, as an employee, employer, stockholder, officer, director, partner, associate, consultant or other independent contractor, advisor, proprietor, lender, or in any other manner or capacity (other than with respect to the Executive’s services to the Company Affiliated Group), directly or indirectly:

(i)                                     perform services for, or otherwise have any involvement with, any business unit of a person, where such business unit competes directly or indirectly with any member of the Company Affiliated Group by owning or operating (x) broadband communications networks for telephone, cable television or internet services or (y) transmission networks for television and radio broadcasting, in each case principally in the United Kingdom or Ireland (the “Core Business”); provided, however, that this Agreement shall not prohibit the Executive from owning up to 1% of any class of equity securities of one or more publicly traded companies;

(ii)                                  hire any individual who is, or within the 12 months prior to the Executive’s termination was, an employee of any member of the Company Affiliated Group whose base salary at the time of hire exceeded $100,000 per year and with whom the Executive had contact (other than on a de minimis basis); and

(iii)                               solicit, in competition with any member of the Company Affiliated Group in the Core Businesses, any business, or order of business from any person that the Executive knows was a current or prospective customer of any member of the Company Affiliated Group during the Executive’s employment and with whom the Executive had contact.

(c)                                  Proprietary Rights.  The Executive assigns all of the Executive’s interest in any and all inventions, discoveries, improvements and patentable or copyrightable works initiated, conceived or made by the Executive, either alone or in conjunction with others, during the Employment Term and related to the business or activities of any member of the Company Affiliated Group to the Company or its nominee.  Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments that the Company shall in good faith deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interest of any member of the Company Affiliated Group therein.  These obligations shall continue beyond the conclusion of the Employment Term with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive during the Employment Term.

(d)                                 Acknowledgment.  The Executive expressly recognizes and agrees that the restraints imposed by this Section 9 are reasonable as to time and geographic scope and are not oppressive.  The Executive further expressly recognizes and agrees that the restraints imposed by this Section 9 represent a reasonable and necessary restriction for the protection of the legitimate interests of the Company Affiliated Group, that the failure by the Executive to observe and comply with the covenants and agreements in this Section 9 will cause irreparable harm to the Company Affiliated Group, that it is and will continue to be difficult to ascertain the harm and damages to the Company Affiliated Group that such a failure by the Executive would cause, that the consideration received by the Executive for entering into these covenants and agreements is fair, that the covenants and agreements and their enforcement will not deprive the Executive of an ability to earn a reasonable living, and that the Executive has acquired knowledge and skills in this field that will allow the Executive to obtain employment without violating these covenants and agreements.  The Executive further expressly acknowledges that the Executive has received an opportunity to consult independent counsel, before executing this Agreement but has chosen not to exercise that right.

10.                                 Indemnification.

(a)                                  To the extent permitted by applicable law, the Company shall indemnify the Executive against, and save and hold the Executive harmless from, any damages, liabilities, losses, judgments, penalties, fines, amounts paid or to be paid in settlement, costs and reasonable expenses (including, but not limited to, attorneys’ fees and expenses), resulting from, arising out of or in connection with any threatened, pending or completed claim, action, proceeding or investigation (whether civil or criminal) against or affecting the Executive by reason of the Executive’s service from and after March 31, 2003 as an officer, director or employee of, or consultant to, any member of the Company Affiliated Group, or in any capacity at the request of any member of the Company Affiliated Group, or an officer, director or employee thereof, in or with regard to any other entity, employee benefit plan or enterprise (other than arising out of the Executive’s acts of misappropriation of funds or actual fraud).  In the event the Company does not compromise or assume the defense of any indemnifiable claim or action against the Executive, the Company shall promptly cause the Executive to be paid to the extent permitted by applicable law all costs and expenses incurred or to be incurred by the Executive in defending or responding to any claim or investigation in advance of the final disposition thereof; provided, however, that if it is ultimately determined by a final judgment of a court of competent jurisdiction (from whose decision no appeals may be taken, or the time for appeal having lapsed) that the Executive was not entitled to indemnity hereunder, then the Executive shall repay forthwith all amounts so advanced.  The Company may not agree to any settlement or compromise of any claim against the Executive, other than a settlement or compromise solely for monetary damages for which the Company is solely responsible, without the prior written consent of the Executive, which consent shall not be unreasonably withheld.  This right to indemnification shall be in addition to, and not in lieu of, any other right to indemnification to which the Executive shall be entitled pursuant to the Company’s Certificate of Incorporation or By-laws or otherwise.

(b)                                 Directors’ and Officers’ Insurance.  The Company shall use its best efforts to maintain commercially reasonable directors’ and officers’ liability insurance in respect of the Executive’s appointment as a director or officer of the Company.

11.                                 Miscellaneous.

(a)                                  Non-Waiver of Rights.  The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party to enforce each and every provision in accordance with its terms.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar conditions or provisions at that time or at any prior or subsequent time.

(b)                                 Notices.  All notices required or permitted hereunder will be given in writing, by personal delivery, by confirmed facsimile transmission (with a copy sent by express delivery) or by express next-day delivery via express mail or any reputable courier service, in each case addressed as follows (or to such other address as may be designated):

If to the Company:	909 Third Avenue, Suite 2863 New York, NY 10022 Attention: Secretary Fax: (212) 752-1157

With a copy to:	Jeffrey Bagner, Esq. Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004 Fax: (212) 859-4000

If to the Executive:	Simon Duffy Raybourne House Mill Street Islip, Oxon., OX5 2SZ

Notices that are delivered personally, by confirmed facsimile transmission, or by courier as aforesaid, shall be effective on the date of delivery.

(c)                                  Binding Effect; Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) and assigns.  Notwithstanding the provisions of the immediately preceding sentence, the Executive shall not assign all or any portion of this Agreement without the prior written consent of the Company.

(d)                                 Withholding.  The Company shall withhold or cause to be withheld from any payments made pursuant to this Agreement any relevant taxes as shall be required to be withheld pursuant to any law or governmental regulation or ruling.

(e)                                  Entire Agreement.  This Agreement constitutes the complete understanding between the parties with respect to the Executive’s employment and supersedes any other prior oral or written agreements, arrangements or understandings between the Executive and any member of the Company Affiliated Group.  Without limiting the generality of Section 11 of this Agreement or this Section 12(e), effective as of the Effective Date, this Agreement supersedes any existing employment, retention, severance and change-in-control agreements or similar arrangements or understandings, including the Existing Agreement (collectively, the “Prior Agreements”) between the Executive and the Company and any member of the Company Affiliated Group, and any and all claims under or in respect of the Prior Agreements that the Executive may have or assert on or following the Effective Date shall be governed by and completely satisfied and discharged in accordance with the terms and conditions of this Agreement.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

(e)                                  Severability.  If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

(f)                                    Governing Law, Etc.  This Agreement shall be governed by and construed in accordance with the internal laws of England and Wales, without reference to the principles of conflict of laws.  The parties irrevocably agree to submit to the exclusive jurisdiction of the courts of England and Wales.

(g)                                 Modifications.  Neither this Agreement nor any provision hereof may be modified, altered, amended or waived except by an instrument in writing duly signed by the party to be charged.

(h)                                 Number and Headings.  Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply.  The headings contained herein are solely for purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

(i)                                     Counterparts.  This Agreement may be executed in 2 or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(signature page follows)

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed, and the Executive has executed this Agreement as of the day and year first above written.

NTL Incorporated

/s/ Simon Duffy	/s/ James F. Mooney

Simon Duffy	By: James F. Mooney

Its: Chairman

Appendix A

A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(i)                                     Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing 30% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (a) of Paragraph (iii) below; or

(ii)                                  the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date the Plan is adopted by the Board of Directors of the Company (“Board”), constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)                               there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directory or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(iv)                              the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by the stockholders of the Company immediately prior to such sale.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

For purposes of this Appendix A:

“Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Securities Exchange Act of 1934.

“Person” shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as modified and used in Sections 13(d) and 14(d) thereof, except that such terms shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, except that a Person shall not be deemed to be the Beneficial Owner of any securities which are properly filed on a Form 13-G.

Exhibit A

NONQUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT (this “Agreement”), made as of the 7th day of May (the “Grant Date”), between NTL Incorporated, a Delaware corporation (the “Corporation”), and Simon Duffy (the “Executive”).

WHEREAS, the Executive and the Corporation have entered into an Employment Agreement, dated as of May 6, 2004 (the “Employment Agreement”);

WHEREAS, the Corporation has adopted the Amended and Restated 2004 NTL Stock Incentive Plan (the “Plan”) in order to grant equity compensation to (among others) officers and employees of the Corporation and its Subsidiary Corporations; and

WHEREAS, as provided in Section 4 of the Employment Agreement, the Corporation’s Compensation Committee has determined to grant an Option to the Executive as provided herein;

NOW, THEREFORE, the parties hereto agree as follows:

1.                                       Grant of Option.

The Corporation hereby grants to the Executive the right and option (the “Option”) to purchase all or any part of an aggregate of 200,000 whole Shares subject to, and in accordance with, the terms and conditions set forth in this Agreement and in the Plan. The Option is not intended to qualify as an Incentive Stock Option.  Except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.                                       Purchase Price.

The price at which the Executive shall be entitled to purchase Shares upon the exercise of the Option shall be $0.01 per Share (the “Option Price”).

3.                                       Duration of Option.

The Option shall be exercisable to the extent and in the manner provided herein for a period of ten years from the Grant Date (the “Term”); provided, however, that the Option may terminate earlier as provided in Section 6 hereof.

4.                                       Exercisability of Option.

Subject to Sections 6 and 7 hereof and to the Plan, the Option shall become exercisable as follows:

(i)                                     as to 33,333 Shares subject to the Option on each of August 15, 2004 and August 15, 2005, and as to 33,334 Shares subject to the Option on August 15, 2006 (each of August 15, 2004, 2005 and 2006, a “Vesting Date”); and

(ii)                                  as to 33,333 Shares subject to the Option in each of 2005 and 2006, and as to 33,334 Shares subject to the Option in 2007, in each case on the date in such year, if any, that the Compensation Committee certifies that the Corporation has achieved the annual free cash flow and segment profit budgets for the immediately preceding year (the “Subject Year”) established by the Board (or such other targets as may be mutually agreed to between the Corporation and the Executive), and so long as the Executive is employed by the Corporation or one of its Affiliates on December 31 of the Subject Year.

5.                                       Manner of Exercise and Payment.

5.1                                 Subject to the terms and conditions of this Agreement and the Plan, the Option may be exercised by delivery of written notice to the Corporation, at its principal executive office.  Such notice shall state that the Executive is electing to exercise the Option and the number of Shares in respect of which the Option is being exercised and shall be signed by the person or persons exercising the Option.  If requested by the Committee, such person or persons shall (i) deliver this Agreement to the Secretary of the Corporation who shall endorse on this Agreement a notation of such exercise and (ii) provide satisfactory proof as to the right of such person or persons to exercise the Option.

5.2                                 The notice of exercise described in Section 5.1 shall be accompanied by the full purchase price for the Shares in respect of which the Option is being exercised, in cash or by check or, if indicated in the notice, such payment shall follow by check from a registered broker acting as agent on behalf of the Executive.

5.3                                 Upon receipt of notice of exercise, full payment for the Shares in respect of which the Option is being exercised, and full satisfaction of the Executive’s obligation for Withholding Taxes, the Corporation shall take such action as may be necessary to effect the transfer to the Executive of the number of Shares subject to such exercise.

5.4                                 The Executive shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares subject to the Option until (i) the Option shall have been exercised pursuant to the terms of this Agreement and the Executive shall have paid the full purchase price for the number of Shares in respect of which the Option was exercised, (ii) the Corporation shall have issued and delivered the

Shares to the Executive, and (iii) the Executive’s name shall have been entered as a stockholder of record on the books of the Corporation, whereupon the Executive shall have full voting and other ownership rights with respect to such Shares.

6.                                       Termination of Employment.

6.1                                 Upon termination of the Executive’s employment for any reason, any portion of the Option which is not exercisable as of the date of such termination shall be automatically forfeited as of the date of such termination.  Upon termination of the Executive’s employment by the Corporation (and its Affiliates, if applicable) for Cause (as defined in the Employment Agreement), any unexercised portion of the Option (whether exercisable or not exercisable) shall be automatically forfeited as of the date of such termination.

6.2                                 Upon termination of the Executive’s employment (i) by the Executive for any reason other than retirement or (ii) by the Corporation (and its Affiliates, if applicable) (x) other than for Cause (as defined in the Employment Agreement) and (y) other than by reason of the Executive’s having become Disabled (as defined in the Employment Agreement), the portion of the Option that is exercisable as of the date of such termination (including, without limitation, any portion of the Option that becomes exercisable pursuant to Section 7 of this Agreement) shall remain exercisable until the three-month anniversary of the date of such termination (but not beyond the end of the Term).

6.3                                 Upon termination of the Executive’s employment (i) by the Corporation (and its Affiliates, if applicable) by reason of the Executive’s having become Disabled (as defined in the Employment Agreement) or (ii) by reason of the Executive’s death or retirement, the portion of the Option that is exercisable as of the date of such termination (including, without limitation, any portion of the Option that becomes exercisable pursuant to Section 7 of this Agreement) shall remain exercisable until the twelve-month anniversary of the date of such termination (but not beyond the end of the Term).

7.                                       Events Resulting in Acceleration of the Option; Expiration of the Term of the Employment Agreement.

7.1                                 Notwithstanding anything contained in this Agreement to the contrary, if the Executive is serving as Chief Executive Officer of the Corporation immediately preceding a Change in Control (as defined in the Employment Agreement) and, within one year following such Change in Control, the Executive no longer serves as Chief Executive Officer of the Corporation, any unexercisable portion of the Option shall become immediately and fully exercisable as of the date that the Executive ceases so to serve; provided, that this Section 7 shall not apply if the Executive ceases to serve as

Chief Executive Officer because his employment is terminated by the Corporation for Cause (as defined in the Employment Agreement).

7.2                                 Notwithstanding anything contained in this Agreement to the contrary, in the event of a Termination Without Cause or a Constructive Termination Without Cause (in each case as defined in the Employment Agreement) while any portion of the Option subject to Section 4(i) of this Agreement is not exercisable, then that portion of the Option subject to Section 4(i) of this Agreement that would have become exercisable on the next following Vesting Date if the Executive’s employment had continued through such Vesting Date shall become exercisable as of the date of the Executive’s termination of employment.

7.3                                 Notwithstanding anything contained in this Agreement to the contrary, if the employment of the Executive terminates and the Executive is entitled to a severance payment pursuant to Section 7(c) of the Employment Agreement by reason of such termination, then, solely for purposes of determining whether the 33,334-Share tranche of the Option set forth in Section 4(ii) of this Agreement shall become exercisable, the Executive shall be deemed to remain employed through the date on which the Compensation Committee determines whether the applicable performance goals set forth therein have or have not been satisfied.  If the Compensation Committee makes the certification set forth in Section 4(ii) of this Agreement with respect to such tranche of the Option, such tranche of the Option shall become exercisable and shall remain exercisable until the three-month anniversary of the date of such certification.

8.                                       Non-transferability.

The Option shall not be transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act).  During the lifetime of the Executive, the Option shall be exercisable only by the Executive or his or her legal guardian or legal representatives.

9.                                       No Right to Continued Employment.

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Executive any right with respect to continuance of employment by the Corporation or any Subsidiary Corporation, nor shall this Agreement or the Plan interfere in any way with the right of the Corporation or any such Subsidiary Corporation to terminate the Executive’s employment at any time.

10.                                 Withholding of Taxes.

The Corporation shall have the right to deduct from any payment of cash to the Executive an amount equal to the federal, state, local and non-U.S. income taxes and other amounts as may be required by law to be withheld (the “Withholding Taxes”) with respect to the exercise or other settlement of the Option.  The Executive shall make arrangements satisfactory to the Corporation to pay the Withholding Taxes to the Corporation prior to the issuance of any Shares subject to the Option or other payment or distribution made pursuant to the Option.

11.                                 Executive Bound by the Plan.

The Executive hereby acknowledges receipt of a copy of the Plan and agrees that he and the Option shall be bound by all the terms and provisions thereof.

12.                                 Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

13.                                 Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

14.                                 Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

15.                                 Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Corporation.  This Agreement shall inure to the benefit of the Executive’s heirs, executors, administrators and successors.  All obligations imposed upon the Executive and all rights granted to the Corporation under this Agreement shall be final, binding and conclusive upon the Executive’s heirs, executors, administrators and successors.

[signature page follows]

IN WITNESS WHEREOF, the parties have entered into this Agreement, effective as of the Grant Date.

NTL INCORPORATED

/s/ Simon Duffy	/s/ James F. Mooney

Simon Duffy	By: James F. Mooney

Its: Chairman